EXHIBIT 23.1
Crowe
Crowe Chizek and Company LLC
Member Horwath International
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 pertaining to the Community First, Inc. Dividend Reinvestment and Common Stock Purchase Plan of our reports dated March 14, 2008, on the consolidated financial statements of Community First, Inc., and the effectiveness of internal control over financial reporting, which reports are included in the form 10-K for community first, Inc. for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Brentwood, Tennessee
April 24, 2008